Exhibit 99.1

POLYMEDICA ANNOUNCES RESULTS FOR FISCAL 2004 THIRD QUARTER
ENDED DECEMBER 31, 2003

WOBURN, MA – February 5, 2004 — PolyMedica Corporation (NNM: PLMD) today announced its financial results for the fiscal 2004 third quarter ended December 31, 2003.

Financial Results

Net Revenues
 Net revenues for the fiscal 2004 third quarter were $106.5 million, compared to $89.9 million for the fiscal 2003 third quarter.

Earnings
 Net income for the fiscal 2004 third quarter was $2.2 million, or $0.08 per diluted share, compared to $10.4 million, or $0.41 per diluted share (on a split-adjusted basis) for the fiscal 2003 third quarter. As previously announced, these results include a one-time, non-cash impairment charge of $14.4 million, or $0.34 per diluted share, to write down the carrying cost of the Company’s Respiratory direct response advertising asset to net realizable value. These results also include a $3.1 million charge, or $0.07 per diluted share, recorded as a reduction to revenues, to establish additional reserves for estimated overpayments by Medicare.

Cash Flow
 Cash flow from operations was $14.9 million for the fiscal 2004 third quarter, compared to $7.8 million for the fiscal 2003 third quarter, and the Company’s balance of cash and marketable securities increased from $43.0 million to $57.0 million during the fiscal 2004 third quarter.

Commenting on the financial results for the quarter, Chairman and Chief Executive Officer Samuel L. Shanaman, said, “We had another excellent quarter, setting new records for operational performance, and our balance sheet continues to get stronger.”

Medicare Investigation

As part of the internal review that PolyMedica is conducting in parallel with the Department of Justice investigation, the Company identified a category of Medicare claims where the documentation for the claim supported a portion, but not the full quantity, of the products shipped and billed. The Company engaged an independent consulting firm to perform a statistical analysis of all Medicare claims filed by the Company over a six-year period in order to develop an estimate of overpayments by Medicare related to this category of claims. The Company recently received the preliminary results of that analysis which indicate an aggregate overpayment of approximately $5.7 million, which required an additional $3.1 million to be added to existing reserves in the December quarter as described above.

That analysis also identified certain other claims that largely occurred during 1999 and 2000 where the Company’s documentation was consistent with the full quantity shipped and billed, but was not strictly in accordance with Medicare rules. PolyMedica is asserting the adequacy of its documentation for these claims to the government investigators. Accordingly, the Company has not recorded any reserves for this category of claims, as to which the analysis indicates that the amount potentially at issue is approximately $12 million, and anticipates that the issue will be addressed in the context of the overall resolution of the investigation. While the government’s investigation could identify other issues, PolyMedica is not aware of any information that would result in payments to the government by the Company which in the aggregate would substantially impair the Company’s ability to carry out its current business plan.

Commenting on these developments, Shanaman said, “Our engagement of an independent consulting firm to analyze a situation which we ourselves had identified, and our sharing that analysis with the government, are powerful demonstrations of our commitment to cooperate with the government’s investigation and to run our business in full compliance with the requirements of Medicare. We are hopeful that these steps will help facilitate a reasonably prompt and satisfactory resolution of the investigation.”

Guidance

The Company continues to expect to report net revenues of $108 — $112 million and diluted earnings per share of $0.42 — $0.46 for the fiscal 2004 fourth quarter ending March 31, 2004.

Conference Call and Replay

PolyMedica management will host a conference call and live Webcast today, Thursday, February 5, at 4:30 p.m., EST, to discuss the Company’s fiscal third quarter. To listen to the conference call over the Internet, go to www.polymedica.com or www.fulldisclosure.com. Go to either Web site at least 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at www.polymedica.com and www.fulldisclosure.com for 90 days after the call. It will be available shortly after the call.

About PolyMedica (www.polymedica.com)

PolyMedica is a rapidly growing national medical products company. The Company is best known through its Liberty brand name and innovative direct-to-consumer television advertising to seniors with diabetes. Building on its technology-based operating platform and compliance management focus, PolyMedica continues to expand its product offerings to individuals with chronic diseases.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2003 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2003 and September 30, 2003. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

For additional information, contact:

Investors:	Media:
Fred (“Skip”) Croninger	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080

(Financial Tables Follow)

Feb. 5, 2004

PolyMedica Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2002	2003	2002

Net revenues	$106,463	$89,917	$310,622	$259,530
Cost of sales	40,399	31,695	114,428	91,760

Gross margin	66,064	58,222	196,194	167,770
Selling, general and administrative expenses	62,539	41,000	155,610	120,005

Income from operations	3,525	17,222	40,584	47,765
Other income and expense	(40)	118	197	68

Income before income taxes	3,485	17,340	40,781	47,833
Income tax provision	1,317	6,937	15,415	18,463

Income before cumulative effect of accounting change	2,168	10,403	25,366	29,370
Cumulative effect of accounting change, net of taxes of $9,187 (A)	—	—	—	(14,615)

Net income	$2,168	$10,403	$25,366	$14,755

Diluted earnings per share:
Income before cumulative effect of accounting change	$0.08	$0.41	$0.98	$1.17
Net income	$0.08	$0.41	$0.98	$0.59
Weighted average shares, diluted	26,636	25,160	25,930	25,065

(A) Accounting change refers to the April 1, 2002 adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”.

Supplemental information on segment net revenues:
Liberty Diabetes	$68,891	$60,119	$207,184	$179,595
Liberty Respiratory	20,349	19,765	60,284	54,954
Pharmaceuticals	17,223	10,033	43,154	24,981

Total net revenues	$106,463	$89,917	$310,622	$259,530

Supplemental summarized information on cash flows:
Cash flows from operating activities	$14,927	$7,791	$38,890	$20,397
Cash flows from investing activities *	(4,288)	(3,635)	(20,846)	(15,712)
Cash flows from financing activities	3,655	926	4,665	(653)

Net change in cash and cash equivalents	14,294	5,082	22,709	4,032
Beginning cash and cash equivalents	35,577	26,834	27,162	27,884

Ending cash and cash equivalents	$49,871	$31,916	$49,871	$31,916

•	Includes the net maturity / (net purchase) of $290,000 and $ (5.6) million of marketable securities in the three and nine months ended December 31, 2003, respectively.

PolyMedica Corporation
Consolidated Balance Sheets
(In thousands)

	December 31,	March 31,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$49,871	$27,162
Marketable securities	7,091	1,442
Accounts receivable, net	50,439	61,168
Inventories	20,207	18,850
Deferred income taxes	13,960	13,960
Prepaid expenses and other current assets	3,995	3,438

Total current assets	145,563	126,020
Property, plant and equipment, net	62,302	53,304
Goodwill	5,946	5,946
Intangible assets, net	301	108
Direct response advertising, net	59,421	64,061
Other assets	1,374	1,530

Total assets	$274,907	$250,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,581	$29,579
Current portion, capital lease obligations and note payable	274	2,310

Total current liabilities	27,855	31,889
Long-term capital lease and other obligations	1,800	1,877
Deferred income taxes	15,653	20,528

Total liabilities	45,308	54,294
Total shareholders’ equity	229,599	196,675

Total liabilities and shareholders’ equity	$274,907	$250,969